Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Disclosure of Portfolio Holdings," "Oversight of Risk Management," "Independent Registered Public Accounting Firm," and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference of our report, dated January 25, 2012, on the financial statements and financial highlights of Pioneer Equity Opportunity Fund included in the Annual Report to the Shareowners for the year ended November 30, 2011 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 9 to the Registration Statement
(Form N-1A, No. 333-118562) of Pioneer Equity Opportunity Fund.


                                   /s/ ERNST & YOUNG LLP

Boston, Massachusetts
March 23, 2012